                                                                  EXHIBIT 10.22



                                  May 7, 1999



LAI Worldwide, Inc.
Thanksgiving Tower, Suite 4150
1601 Elm Street
Dallas, TX 75201-4768
Attn:  Robert L. Pearson
       Chairman and Chief Executive Officer

Dear Bob:

         This will confirm the understanding and agreement between TMP Interactive Inc. ("TMP") and LAI Worldwide, Inc. ("LAI") relating to a co-op advertising and promotional new business.

         1. TMP agrees that for a period of four years from the date hereof (the "Term"), LAI through its LAI Compass.com web site (www.laicompass.com) or such other web site as LAI may designate from time to time will be the exclusive provider of online candidate personality assessment activities for mid-level positions paying annual base salaries of between $70,000 and $140,000 ("Selection") with a direct link from www.monster.com to www.laicompass.com. During the Term, TMP will provide links to no other executive search firm for Selection. During the Term, TMP will provide no links on its home page or on the opening page of any of its zones for any firm whose primary business involves the placement of candidates with clients for mid-level positions paying annual base salaries of between $70,000 and $140,000, other than the link to the LAI Compass.com web site or to the web sites of firms which are TMP "affiliates" (as that term is defined in Rule 405 under the Securities Act of 1933).

         2. LAI shall be responsible for the operation of www.laicompass.com at no out-of-pocket cost or expense to TMP. LAI covenants and agrees to use commercially reasonable efforts to ensure rapid responsiveness to users' attempts to access www.laicompass.com and to retrieve information therefrom. TMP is aware that www.laicompass.com has only recently begun operations; LAI has ordered scalability testing for its site and expects to be advised of the results of testing in two to three weeks. At the present time, the scalability of www.laicompass.com is not known.

         3. TMP shall be responsible for the operation of www.monster.com at no out-of-pocket cost or expense to LAI. TMP covenants and agrees to use commercially reasonable efforts to ensure rapid responsiveness to users' attempts to access www.monster.com, to retrieve information therefrom and to directly link

Mr. Robert L. Pearson
May 7, 1999
Page 2


             to www.laicompass.com. TMP shall select and design a graphical icon to link to www.laicompass.com from www.monster.com, the form of which and placement on www.monster.com shall be reasonably acceptable to LAI. The link for www.laicompass.com shall be displayed prominently on the www.monster.com home page.

         4. In consideration for TMP's obligations hereunder, during the Term LAI shall promote www.laicompass.com and its availability at www.monster.com. LAI further agrees that during each of the months of May and June, 1999, it will contract and pay for $5,000,000 in television commercials and other advertising promoting www.laicompass.com and its availability at www.monster.com. It is the parties' intent that up to an aggregate of $1,000,000 of the total amount of such advertising and promotion expenditures shall be in print or other media targeted at human resources or senior executives in a position to engage LAI to execute Selection assignments. In all advertising and promotion, LAI shall comply with TMP's advertising policies and shall submit any and all advertisements and promotions to TMP for approval no less than 10 days before they are proposed to be aired or published. TMP shall promptly review any and all such proposed advertising and promotion and promptly respond with its approval or changes necessary to satisfy TMP's policies.

         5. Either party may terminate this agreement for a material breach by the other party which remains unremedied for a period of 15 days after written notice. Either party may also terminate this agreement upon no less than 10 days written notice effective October 1, 1999 or thereafter for any other reason, or no reason at all, provided, however, that in the event of a termination under this sentence, TMP shall, as LAI's sole and exclusive remedy other than interest and the costs of collection as provided in paragraph 6 hereof, immediately reimburse LAI for any amounts spent by LAI in May and June 1999 (or committed to be spent in such months which commitments are not subject to refund upon cancellation) pursuant to the provisions of paragraph 4 above, pro-rated for the period of time elapsed (as of the effective date of termination) between the date of this agreement and the fourth anniversary of the date of this agreement (the "Reimbursement Payment"). For example, if this letter agreement is terminated effective October 1, 1999, the Reimbursement Payment would equal 89.58% of the covered expenditures (43 months/48 months). TMP's obligations to make the Reimbursement Payment and any other amounts due to LAI under this letter agreement shall be secured by an irrevocable standby letter of credit in the amount of not less than $10 million dollars, which standby letter of credit shall be obtained by TMP Worldwide, Inc. ("TMP Worldwide") and shall be in such form and include such terms and

Mr. Robert L. Pearson
May 7, 1999
Page 3


             conditions as are reasonably acceptable to LAI and TMP (the "Standby Letter of Credit"). The Standby Letter of Credit shall be issued by the Bank of New York, BNY Financial Corporation or a domestic commercial bank or other similar domestic financial institution reasonably satisfactory to LAI, the commercial paper of which is rated P-3 or higher by Moody's or A-3 or higher Standard & Poor's. LAI's obligations to make arrangements for the advertising and promotional expenditures described in this letter agreement shall not arise unless and until the Standby Letter of Credit has been issued and delivered to LAI.

         6. Neither party shall be liable under any legal theory for indirect, special or consequential damages to the other party. Each party (the "Indemnifying Party") shall defend, indemnify and hold harmless the other party and the other party's affiliates from and against any and all liabilities, losses, costs and expenses (including but not limited to reasonable attorneys fees and costs) arising out of or in connection with any breach by the Indemnifying Party of its representations, warranties or covenants hereunder. Any amount under this agreement which is not paid when due shall bear interest from the due date until the date paid at a rate of 10% per annum. It is understood that TMP has no control over, nor responsibility for, products or services on non-monster.com sites with links to www.monster.com, including but not limited to any online candidate competency assessment tools that may be available at such sites. The parties are independent contractors. This agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous oral or written arrangements, (ii) may be signed in counterparts, (iii) may not be amended, terminated or waived orally and (iv) shall be governed by the laws of the State of Florida without giving effect to the provisions thereof governing conflicts of law. In connection with any action, suit or proceeding hereunder, each party (i) consents to non-exclusive jurisdiction of any federal or state court located in the State of Florida, and appropriate appellate courts therefrom, (ii) to personal jurisdiction therein, and (iii) to waive any objection to the venue of such proceedings for lack of personal jurisdiction. Any and all amounts due to LAI hereunder shall be payable in Tampa, Florida via wire transfer to the bank account designated by LAI from time to time. No delay in enforcing the terms of this letter agreement by any of the parties shall be construed as a waiver of, or bar to, the right to subsequently enforce such terms.

         Please sign the additional originally executed copy of this letter in the space provided for your signature below to indicate your acceptance and agreement with the terms of this letter agreement and return one fully executed original.

Mr. Robert L. Pearson
May 7, 1999
Page 4


                                          Very truly yours,

                                          TMP WORLDWIDE INC.


                                          By:
                                             ----------------------------------
                                          Name:  Andrew J. McKelvey
                                          Title: Chairman


                                          TMP INTERACTIVE INC.



                                          By:
                                             ----------------------------------
                                          Name:  Andrew J. McKelvey
                                          Title: Chairman


Accepted and Agreed This
____ day of May, 1999:
LAI WORLDWIDE, INC.



By:
   ----------------------------------
Name:  Robert L. Pearson
Title: Chairman and Chief Executive
       Officer